Exhibit 99.2

Infinity Pharmaceuticals Presents Front-Line Triple Negative Breast Cancer Data from
Ongoing Phase 2 MARIO-3 Trial at the 2020 San Antonio Breast Cancer Symposium

-100% of Evaluable Patients Achieved Tumor Reduction Irrespective of PD-L1 Status-

-69.2% of Evaluable Patients Achieved Best Responses of Complete Response or Partial Response-

- Safety Consistent With Expectations Of Component Drugs -

-Conference Call Scheduled for 10:00am ET-

CAMBRIDGE, Mass., December 9, 2020 /Business Wire/ -- Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced that data from the front-line triple negative breast cancer (TNBC) cohort from the ongoing MARIO-3 clinical trial was presented during the 2020 San Antonio Breast Cancer Symposium (SABCS). MARIO-3 is the Company’s ongoing Phase 2 study evaluating eganelisib in a novel triple combination in the front-line setting with atezolizumab (Tecentriq®) and nab-paclitaxel (Abraxane®) in patients with unresectable locally advanced or metastatic TNBC.

“These promising initial data suggest that the addition of eganelisib to atezolizumab and nab-paclitaxel has the potential to provide improved patient outcomes in front-line triple negative breast cancer,” said Erika Hamilton, M.D., Program Director, Breast Cancer and Gynecologic Cancer Research, Sarah Cannon Research Institute at Tennessee Oncology, and MARIO-3 Lead Study Investigator. “The tumor reduction seen, irrespective of PD-L1 status, combined with eganelisib’s safety and tolerability profile, which demonstrated no new or additive safety signals, suggest that eganelisib has potential as a new treatment option for advanced TNBC patients.”

Brian Schwartz, M.D., consulting Chief Physician of Infinity Pharmaceuticals, said, “We are particularly excited to report that the addition of eganelisib to treatment with atezolizumab and nab-paclitaxel has led to very encouraging overall response rates of 100% in PD-L1 positive patients and 50% in PD-L1 negative patients. This is important because, while the accelerated approval of combination therapy of atezolizumab and nab-paclitaxel as a front-line treatment for PD-L1 positive patients is an important step in addressing the severe unmet need in TNBC, this type of breast cancer remains an aggressive and difficult-to-treat disease, and more treatment options are needed particularly in PD-L1 negative setting. We also continue to be pleased by the safety and tolerability profile of the 30mg dose of eganelisib in multiple combinations including in MARIO-3. These data suggest that this novel triplet regimen may be broadly beneficial across patient populations in TNBC, including PD-L1 negative patients with limited treatment options and poor outcomes. In addition, the translational data from the study are highly consistent with prior results from MARIO-1, which together are supportive of the unique immune modulating activity of eganelisib across multiple indications. These strong, early data leave us increasingly confident in the potential of eganelisib in TNBC, and we look forward to continued progress and execution in the ongoing MARIO-3 study.”

Key presentation highlights:
Poster presentation titled, “MARIO-3 phase II study initial data evaluating a novel triplet combination of eganelisib (IPI-549), atezolizumab (atezo), and nab-paclitaxel (nab-pac) as first-line (1L) therapy for locally advanced or metastatic triple-negative breast cancer (TNBC)” presented by Erika Hamilton, M.D.

•100% of evaluable patients (n=13) demonstrated tumor reduction
•69.2% (9/13) overall response rate (ORR) with best responses of complete response (CR) or partial response (PR)
•100% (5/5) ORR (CR + PR) with 1 CR and 4 PRs observed in PD-L1 positive patients
•50% (4/8) ORR (CR + PR) with 4 PRs observed in PD-L1 negative patients
•Translational data are supportive of eganelisib’s immune modulation mechanism with treatment associated with decreased M2 macrophages and myeloid derived suppressor cells (MDSCs) and increased T cell reinvigoration as measured in peripheral blood.

•The novel triple combination treatment with eganelisib, atezolizumab (atezo) and nab-paclitaxel (nab-pac) demonstrated safety in line with expectations of the component drugs with no additive or new safety signals. The most common ≥ Grade 3 treatment-emergent adverse events were decreased neutrophil count (21.4 percent), diarrhea (14.3 percent), and rash (14.3 percent). Only one patient (7.1 percent) experienced ≥ Grade 3 ALT/AST increase, and this patient had a Grade 3 elevation.

Enrollment is ongoing. As of the November 6th cut-off for the SABCS presentation 20 of 60 patients enrolled, and the 7 most recently enrolled patients remained on treatment but had not yet had their first assessment. Infinity expects to complete enrollment in MARIO-3 in mid-2021.

Earlier this year the U.S. Food and Drug Administration (FDA) granted Fast Track designation for eganelisib in combination with a checkpoint inhibitor and chemotherapy for the treatment of patients with inoperable locally advanced or metastatic triple-negative breast cancer (TNBC), in the first-line setting. Fast Track designation is designed to facilitate the development and expedite the review of drugs to treat serious conditions while fulfilling an unmet medical need, enabling drugs to reach patients more rapidly. A drug or treatment regimen that receives Fast Track designation may be eligible for more frequent interactions and communications with the FDA on matters pertaining to the drug’s clinical development plan as well as eligibility for accelerated approval and priority review.

Eganelisib SABCS 2020 Poster Links:
Infinity MARIO-3 SABCS 2020 Poster: MARIO-3 phase II study initial data evaluating a novel triplet combination of eganelisib (IPI-549), atezolizumab (atezo), and nab-paclitaxel (nab-pac) as first-line (1L) therapy for locally advanced or metastatic triple-negative breast cancer (TNBC)

Arcus ARC-2 SABCS 2020 Poster: ARC-2: Efficacy and Safety of Etrumadenant (AB928) + Pegylated Liposomal Doxorubicin (PLD) ± Eganelisib (IPI-549) in Participants with Metastatic Ovarian and Triple Negative Breast Cancer

Conference Call Information
A live webcast of the conference call with synchronized slides can be accessed in the “Investors/Media” section of Infinity's website at www.infi.com. To participate in the conference call, please dial (877) 316-5293 (domestic) and (631) 291-4526 (international) five minutes prior to start time. The conference ID number is 2088322. An archived version of the webcast will be available on Infinity's website for 30 days.

About Infinity and Eganelisib
Infinity is an innovative biopharmaceutical company dedicated to advancing novel medicines for people with cancer. Infinity is advancing eganelisib, a first-in-class, oral immuno-oncology development candidate that selectively inhibits PI3K-gamma, in multiple clinical studies. MARIO-275 is a global, randomized, controlled combination study of eganelisib combined with Opdivo® in I/O naïve urothelial cancer. MARIO-3 is the first eganelisib combination study in front-line advanced cancer patients and is evaluating eganelisib in combination with Tecentriq and Abraxane in front-line TNBC and in combination with Tecentriq and Avastin® in front-line RCC. In collaboration with Arcus Biosciences, Infinity is evaluating a checkpoint inhibitor-free, novel combination regimen of eganelisib plus etrumadenant (AB928, a dual adenosine receptor antagonist) plus Doxil® in advanced TNBC patients. In 2019, Infinity completed enrollment in MARIO-1, a Phase 1/1b study evaluating eganelisib as a monotherapy and in combination with Opdivo (nivolumab) in patients with advanced solid tumors including patients refractory to checkpoint inhibitor therapy. With these studies Infinity is evaluating eganelisib in the anti-PD-1 refractory, I/O-naïve, and front-line settings. For more information on Infinity, please refer to Infinity's website at www.infi.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding: the therapeutic potential of eganelisib; plans to present data; clinical trial enrollment projections; and the Company's ability to execute on its strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the Company's current expectations. For example, there can be no guarantee that eganelisib will successfully complete necessary preclinical and clinical development phases. Further, there can be no guarantee that any positive developments in Infinity's product portfolio will result in stock price appreciation. Management's expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: the cost, timing and results of clinical trials and other development activities that may be delayed or disrupted by the COVID-19 pandemic or otherwise; the outcome of the Company’s risk/benefit review of its MARIO-275 clinical trial; the content and timing of decisions made by the U.S. FDA and other regulatory authorities; Infinity's ability to obtain and maintain requisite regulatory approvals; unplanned cash requirements and expenditures; development of agents by Infinity's competitors for diseases in which Infinity is currently developing or intends to develop eganelisib; and Infinity's ability to obtain, maintain and enforce patent and other intellectual property protection for eganelisib. These and other risks which may impact management's expectations are described in greater detail under the caption "Risk Factors" included in Infinity's annual report and quarterly reports filed with the Securities and Exchange Commission (SEC), and in other filings that Infinity makes with the SEC, available through the Company’s website at www.infi.com. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity does not undertake and expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Tecentriq® is a registered trademarks of Genentech, Inc.
Avastin® is a registered trademark of Genentech, Inc.
Abraxane® is a registered trademark of Abraxis BioScience, LLC.
Opdivo® is a registered trademark of Bristol Myers Squibb.
Doxil® is a registered trademark of Baxter Healthcare Corporation.

Contact
Ashley Robinson
LifeSci Advisors, LLC
617-775-5956